Exhibit 99.1

Tron Inc. Reports Strong Third Quarter 2026 Financial Results

Company reports $39.4 million in net income for the nine months ended September 30, 2026, representing 203% year-over-year growth

Digital asset holdings increase to $257.8 million, while nine-month staking income more than quadruples to $9.5 million

Subsequent election as a TRON Super Representative expands participation in Tron infrastructure

Winter Park, Florida – November 10, 2026 – Tron Inc. (Nasdaq: TRON), the largest publicly traded holder of TRON (TRX) tokens, today announced its financial results for the quarter and nine months ended September 30, 2026.

The Company reported net income of $39.4 million for the nine months ended September 30, 2026, an increase of approximately 203% compared to $13.0 million for the corresponding period in 2025. During the third quarter of 2026, net income reached $14.9 million, an increase of approximately 22% compared to $12.2 million for the corresponding period in 2025.

Total assets increased to $275.2 million as of September 30, 2026, compared to $211.4 million at December 31, 2025, representing growth of approximately 30%. The Company’s digital asset investments increased to $257.8 million.

The results demonstrate the Company’s expanding digital asset holdings, increasing staking-related income and improving performance in its legacy operating business. Subsequent to quarter-end, Tron Inc. achieved an important strategic milestone with its election as one of the TRON Network’s 27 Super Representatives, advancing its strategy to participate directly in network infrastructure and pursue additional sources of network rewards.

The Company reported approximately $9.51 million in unrealized staking income for the first nine months of 2026 compared to $2.30 million for the corresponding period in 2025. For the third quarter of 2026, unrealized staking income increased to approximately $3.18 million, an increase of approximately 41% from the corresponding period in 2025.

The Company views staking as an important component of its digital asset treasury strategy, enabling participation in the TRON network while generating additional token-denominated economic benefits.

Unlike unrealized gains resulting from changes in digital asset market prices, staking income reflects rewards associated with the Company’s participation in Tron Network staking activities.

“During the first nine months of 2026, we generated more than $39 million in reported net income, expanded our digital asset investments to approximately $258 million, and more than quadrupled our reported staking income compared to the same period last year. Our strategy is expanding beyond holding digital assets to providing additional value-add services for Tron network. Our election as a TRON Super Representative in October represents a initial step in positioning Tron Inc. for further infrastructure integration within the TRON ecosystem” said Rich Miller, Tron Inc. CEO.

About Tron Inc.

Tron Inc. is a publicly traded company pioneering integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. Tron Inc. was elected as a Super Representative on the Tron Network in October 2026. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues, including Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts SeaWorld, Six Flags and other attractions.. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue,” “seek,” “commit” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s intention to operate multiple nodes, its ability to maintain or improve its SR ranking, the expansion of recurring revenues, the Company’s continued expansion into DAT treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

For additional details, follow on X:

https://x.com/TRON_INC

Investor Relations Contact:

Tron Inc.

t.network

(407) 230-8100